Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED ANNOUNCES Q3 2005 RESULTS

Company Sets Quarterly Records for Net Income, Cost to Originate, Loans On-Balance Sheet, and Originations

SAN DIEGO, Nov. 1—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, today announced that net income for the quarter ended September 30, 2005 was $41.3 million, or $1.87 per share on a fully-diluted basis, an increase of 15.1% compared to net income of $35.9 million, or $1.66 per share for the comparable period in 2004. Total net revenues for the quarter increased by 19.8% to $151.8 million from $126.6 million for the comparable period in 2004. Net cost to originate mortgage loans was 1.57% for the quarter, compared to 1.92% for the third quarter of 2004.

Chairman and CEO James Konrath said, “Accredited continues to realize its profitability targets, despite a challenging environment. These third quarter results demonstrate the effect of our unwavering focus on reducing costs to drive profitability. Our cost to originate reached a record low of 1.57%, while our on-balance sheet portfolio continued to grow.”

Mr. Konrath added, “Our results reflect a proven business model, built on consistent operating disciplines, excellent business partnerships, and experienced and talented employees. We remain confident in our ability to grow our business for the remainder of 2005 and beyond.”

Third Quarter Operational Highlights

•	Cost to originate new loans reached an all-time record low of 1.57% of the loan amount.

•	Loans on-balance sheet reached a record principal balance of $9.1 billion at September 30, 2005, an increase of $3.1 billion, or 52.8%, from September 30, 2004.

•

Portfolio income (net interest income after provision) was $60.4 million, compared to $46.0 million in Q3 2004, an increase of 31.4%. As a percentage of total net revenues, portfolio income increased to 39.8% in Q3 2005 from 36.3% in

Q3 2004. The company estimates that this ratio is also representative of the portfolio’s contribution to profitability.

•	Record quarterly mortgage origination volume totaled $4.5 billion, compared to $3.2 billion in Q3 2004, an increase of 39.7%.

Financial Summary ($000)

	Q3 2005	% Change from Q3 04	YTD 2005	% Change from YTD 04
Total Net Revenues	$151,756	19.8%	$418,475	24.9%
Total Expenses	78,453	18.2%	221,623	23.0%

Income before Income Taxes and Minority Interest	$73,303	21.6%	$196,852	27.1%

Net Income	$41,291	15.1%	$112,151	21.0%

The 19.8% increase in total net revenues from Q3 2004 to Q3 2005 resulted primarily from increases in net interest income after provision and gain on sale of loans. Net interest income after provision increased 31.4% from $46.0 million in Q3 2004 to $60.4 million in Q3 2005, primarily due to the larger loan portfolio, partially offset by a smaller net interest margin percentage. While the weighted average coupon increased during the quarter, it was more than offset by higher borrowing costs. The increase in the size of the loan portfolio from Q3 2004 resulted from four quarterly securitizations structured as financings and a higher balance of loans held for sale and securitization. The gain on sale of loans increased 9.8% from $78.0 million in Q3 2004 to $85.6 million in Q3 2005 primarily due to higher volume of whole loan sales for cash, offset in part by lower premiums. The company’s average whole loan premiums, net of hedging, decreased from 3.50% in Q3 2004 to 3.07% in Q3 2005. Additional detail on this calculation can be found in the Financial Summary at the end of this release.

Total operating expenses increased 18.2% from $66.4 million in Q3 2004 to $78.5 million in Q3 2005, due primarily to the costs associated with larger loan volume. Salaries, wages and benefits expense increased by 13.1% from $42.8 million in Q3 2004 to $48.4 million in Q3 2005 due primarily to the growth in the number of employees and increased commission and bonus costs related to higher loan originations, offset in part by greater efficiency. General, administrative, and other expenses increased by 27.4% from $23.6 million in Q3 2004 to $30.1 million in Q3 2005 due to increases in loan volume, number of staff, and number of locations.

Loan Originations

The company originated $4.5 billion of mortgage loans for the quarter ended September 30, 2005, compared to $3.2 billion of mortgage loan originations in Q3 2004, an increase of 39.7%.

Wholesale and retail originations for the quarter represented 90% and 10%, respectively, of total loan production, generally consistent with prior periods.

The company’s net cost to originate mortgage loans was 1.57% for the quarter, compared to 1.92% in Q3 2004 and 1.73% in Q2 2005. Management believes this calculation is beneficial to investors because it provides a measurement of the efficiency of the origination process. Additional detail on this calculation can be found in the Financial Summary at the end of this release.

Loan Dispositions

During Q3 2005, $3.0 billion of mortgage loans were sold in whole loan sales for cash, and $1.1 billion of mortgage loans were securitized. The company’s average whole loan premiums, net of hedging, decreased from 3.50% in Q3 2004 to 3.07% in Q3 2005. At the end of the third quarter, $810.8 million of mortgage loans were held for a fourth quarter 2005 securitization, and $2.4 billion of mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s total serviced portfolio equaled $9.2 billion at September 30, 2005. The serviced portfolio increased 49.4% from $6.1 billion at September 30, 2004. This was primarily due to the company’s quarterly securitization program and an increase in the loans held for sale. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.95% of the serviced portfolio at September 30, 2005, and 1.79%, 1.72%, and 1.74% for the three previous quarters.

Liquidity

The company had $5.1 billion in total warehouse credit capacity at September 30, 2005, including $1.0 billion in its asset-backed commercial paper conduit, and $316.5 million in available cash and additional liquidity. At the end of September, the company had used $3.1 billion of this capacity.

Adjusted Leverage

In managing its capital structure, the company adds its REIT subsidiary preferred stock, which is reflected as a minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio, which was 14.5 times at September 30, 2005. Additional detail concerning the company’s leverage measures can be found in the Financial Summary at the end of this release.

Business Outlook

The following statements are forward-looking and actual results may differ materially from those projected or contemplated in this release. For a more complete description of certain risk factors that may impact actual results, please see the Forward-Looking Statements section of this news release and the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”).

Earnings Guidance

The increase in the portfolio, the reduction in our cost to originate and the company’s strong results for the first three quarters of 2005 provide the basis for reiterating earnings guidance of $7.05 per share for the total year 2005. The forecast for the balance of 2005 assumes:

•	Origination volume consistent with or slightly higher than the previous two quarters

•	Whole loan premiums below the third quarter as rate increases have lagged increases in the cost of funds in the non-prime mortgage origination market

•	Continued focus on the cost of origination

•	Continued portfolio growth

Consistent with its practice in prior years, the company plans to issue 2006 guidance before the end of the year; however, management reaffirms its goal of 15% average annual growth in earnings per share.

Conference Call

Accredited will host a conference call for analysts and investors on November 1, 2005 at 11:00 a.m. EST (8:00 a.m. PST) to discuss the company’s financial results for the third quarter of 2005. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at mgimenez@accredhome.com or 858.676.2155 to receive details regarding the call.

The call is being web cast by Thomson/CCBN and can be accessed live at Accredited’s website – www.accredhome.com. A replay of the conference call will be archived on the company’s website. In addition, the company maintains a copy of its most recent investor presentation on its website under the section entitled “Investors/Shareholders.”

Forward-Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s expected net earnings for 2005; average annual growth in earnings per share; projected growth and expenses, and anticipated securitizations; the company’s liquidity; the company’s outlook on interest rates and the competitive and regulatory environments; and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition and the availability of alternative loan products not offered by the company; general political and economic conditions; the sustainability of loan origination volumes and whole loan premiums; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2004, its report on Form 10-Q for the first and second quarters of 2005, and other documents filed with the SEC.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage company that originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego, CA. Additional information may be found at www.accredhome.com.

Accredited Home Lenders: Financial Summary (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2005	2004	2005	2004
Income Statement:
Interest income	$164,147	$97,493	$430,194	$242,792
Interest expense	(84,571)	(37,114)	(207,022)	(86,137)

Net Interest income	79,576	60,379	223,172	156,655
Provision for losses	(19,168)	(14,416)	(56,465)	(39,708)

Net interest income after provision	60,408	45,963	166,707	116,947
Gain on sale of loans	85,644	77,993	237,886	210,342
Other income	5,704	2,686	13,881	7,811

Total net revenues	151,756	126,642	418,475	335,100

Salaries, wages and benefits	48,378	42,772	140,501	117,885
General, administrative, and other expenses	30,075	23,599	81,122	62,277

Total operating expenses	78,453	66,371	221,623	180,162

Income before income taxes and minority interest	73,303	60,271	196,852	154,938
Income tax provision	29,517	23,234	77,217	61,101
Minority interest - dividends on preferred stock of subsidiary	2,495	1,160	7,484	1,160

Net income	$41,291	$35,877	$112,151	$92,677

Basic earnings per share	$1.95	$1.75	$5.34	$4.57

Diluted earnings per share	$1.87	$1.66	$5.11	$4.31

Weighted average shares outstanding, in thousands:
Basic	21,217	20,470	21,017	20,287

Diluted	22,059	21,580	21,932	21,516

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2005	2004	2005	2004
Other Data:
Originations:
Wholesale	$4,035,794	$2,890,791	$10,721,350	$8,111,151
Retail & Other	456,925	326,168	1,140,663	844,684

Total mortgage loan originations	$4,492,719	$3,216,959	$11,862,013	$8,955,835
Weighted average coupon rate of mortgage loan originations	7.70%	7.46%	7.64%	7.29%
Weighted average credit score (1)	639	639	639	640
Loan sales and securitizations:
Whole loan sales	$2,979,088	$2,300,907	$7,915,870	$5,784,663
Mortgage loans securitized	1,120,042	1,011,032	3,045,080	2,223,157

Total loan sales and securitizations	$4,099,131	$3,311,939	$10,960,951	$8,007,820
Net profit margin on whole loan sales:
Gain on whole loan sales (2)	2.81%	3.47%	2.97%	3.78%
Net gain on derivatives (2)	0.26%	0.04%	0.17%	0.02%

Net premium received on whole loan sales (2)	3.07%	3.50%	3.14%	3.81%
Net origination points and fees	0.43%	0.46%	0.39%	0.44%
Loan origination expenses	-2.00%	-2.37%	-2.12%	-2.38%

Net cost to originate (3)	-1.57%	-1.92%	-1.73%	-1.94%

Net profit margin on whole loan sales	1.50%	1.59%	1.41%	1.87%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.26%	0.32%	0.26%	0.35%
Net interest margin components (4)
Warehouse
Interest income	7.51%	7.25%	7.50%	7.21%
Interest expense	-4.57%	-3.13%	-4.33%	-2.85%

Spread	2.94%	4.12%	3.17%	4.36%

Securitizations
Interest income	7.85%	7.49%	7.69%	7.42%
Interest expense	-3.93%	-2.77%	-3.63%	-2.60%

Spread	3.92%	4.72%	4.06%	4.82%

Net Interest Margin	3.75%	4.57%	3.96%	4.72%

(dollars in thousands)	At September 30, 2005	At December 31, 2004	At September 30, 2004
Serviced Portfolio:
Loans held for sale	$2,379,043	$1,811,429	$1,856,053
Loans held for investment	6,696,033	4,749,149	4,083,986
Loans sold servicing retained or securitized/off balance sheet	101,157	171,002	200,361

Total serviced portfolio at period end	$9,176,234	$6,731,580	$6,140,400

Total delinquent at period end (5)	1.95%	1.74%	1.47%
Total number of employees	2,639	2,694	2,455

(1)	Represents borrowers’ credit score at origination obtained from one or more of the three principal credit bureaus. The nine months ended September 30, 2004 FICO scores reflect corrected second quarter FICO scores. Weighted average FICO scores shown do not include Canada volume.

(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales. See reconciliation table below.

(3)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes. See reconcilation table below.

(4)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the outstanding balance of mortgage loans.

(5)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

(dollars in thousands)	At September 30, 2005	At December 31, 2004	At September 30, 2004
Balance Sheet Data:
Cash and cash equivalents	$160,810	$39,745	$79,159
Mortgage loans held for sale, net	2,349,385	1,790,134	1,848,376
Mortgage loans held for investment, net	6,581,439	4,690,758	4,044,820
Other receivables	98,426	57,658	60,571
Other assets	101,589	110,083	103,748

Total Assets	$9,291,649	$6,688,377	$6,136,674

Warehouse credit facilities	$2,074,994	$2,204,860	$2,411,415
Asset backed commercial paper	985,348	—	—
Securitization bond financing	5,550,348	3,954,115	3,275,887
Other liabilities	82,196	68,924	50,975

Total Liabilities	8,692,886	6,227,900	5,738,277
Minority interest - preferred securities of subsidiary	97,922	97,922	84,094
Total Stockholders’ Equity	500,841	362,555	314,303

Total Liabilities and Stockholders’ Equity	$9,291,649	$6,688,377	$6,136,674

Regulation G Disclosures

Information on net premium received on whole loan sales, net cost to originate, and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the efficiency of the company’s loan generating platform and the relevant measurement of the company’s debt level. A reconciliation of how net premium received on whole loan sales, net cost to originate, and adjusted leverage are calculated is set forth below.

Regulation G Disclosure related to Net Premium Received on Whole Loan Sales

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2005	2004	2005	2004
Whole loan sales	$2,979,088	$2,300,907	$7,915,870	$5,784,663
Gross gain on whole loan sales	$83,572	$79,796	$234,995	$218,906
Gain on sale of loans acquired in clean-up call	526	—	3,172	—
Net gain on derivatives	7,870	822	13,634	1,254
Provision for premium recapture	(1,462)	(1,146)	(3,925)	(2,699)
Recognized origination points and fees	7,046	9,938	24,260	25,831
Recognized origination expenses	(11,908)	(11,417)	(34,249)	(32,950)

Total net gain on sale of loans	85,644	77,993	237,886	210,342
Average whole loan premium
Gross gain on whole loan sales	83,572	79,796	234,995	218,906
Net gain on derivatives	7,870	822	13,634	1,254

Net premium received on whole loan sales	91,442	80,618	248,629	220,160
As % of whole loan sales (1)
Gross gain on whole loan sales	2.81%	3.46%	2.97%	3.78%
Net gain on derivatives	0.26%	0.04%	0.17%	0.02%

Net premium received on whole loan sales	3.07%	3.50%	3.14%	3.80%

(1)	Reflects the cash premium that we receive on our whole loan sales. The percentages are determined by dividing the gain by whole loan sales.

Regulation G Disclosure related to Net Cost to Originate

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2005	2004	2005	2004
Total mortgage loan originations	$4,492,719	$3,216,959	$11,862,013	$8,955,835
Total operating expenses	$78,453	$66,371	$221,623	$180,162
Add deferred direct loan origination expenses	17,419	14,210	47,345	42,783
Less servicing cost (1)	(5,971)	(4,093)	(17,507)	(9,989)

Loan origination expenses	89,901	76,488	251,461	212,956
as % of volume	2.00%	2.38%	2.12%	2.38%
Less deferred net origination points and fees	19,230	(14,761)	(46,132)	(39,356)

Net cost to originate	$70,671	$61,727	$205,329	$173,600

as % of volume	1.57%	1.92%	1.73%	1.94%

(1)	Servicing cost consists of direct expenses and allocated corporate overhead included in operating expenses

Regulation G Disclosure related to Adjusted Leverage

(dollars in thousands)	At September 30, 2005	At December 31, 2004	At September 30, 2004
Total Liabilities	$8,692,886	$6,227,900	$5,738,277
Minority interest - preferred securities of subsidiary	97,922	97,922	84,094
Total Stockholders’ Equity	500,841	362,555	314,303

Total Minority Interest and Stockholders’ Equity	$598,763	$460,477	$398,397
Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	14.5	13.5	14.4
Ratio of Total Liabilities divided by Stockholders’ Equity	17.4	17.2	18.3